Filed Pursuant to Rule 424(b)(3)
Registration No. 333-284370
Registration No. 333-284422

PROSPECTUS SUPPLEMENT NO. 2
(TO PROSPECTUS DATED JANUARY 23, 2025)

Icon Energy Corp.

Common Shares

This is a supplement (“Prospectus Supplement”) to the prospectus, dated January 23, 2025 (as supplemented or amended from time to time, the “Prospectus”) of Icon Energy Corp. (the “Company”), which forms a part of the Company’s Registration Statements on Form F-1 (Registration Statement Nos. 333-284370 and 333-284422), as amended from time to time.

This Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with the information contained in the Company’s Report on Form 6-K, furnished to the U.S. Securities and Exchange Commission (the “SEC”) on March 18, 2025 (the “Form 6-K”). Accordingly, the Form 6-K is attached to this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

The Company’s common shares are listed on the Nasdaq Capital Market under the symbol “ICON”.

Investing in the Company’s common shares involves a high degree of risk. See “Risk Factors” beginning on page 11 of the Prospectus for a discussion of information that should be considered in connection with an investment in the Company’s common shares.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 18, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of March 2025

Commission File Number: 001-42174

Icon Energy Corp.
(Translation of registrant’s name into English)

c/o Pavimar Shipping Co.
17th km National Road
Athens-Lamia & Foinikos Str.
14564, Nea Kifissia
Athens, Greece
+30 211 88 81 300
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒ Form 40-F ☐

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

2025 Annual Meeting of Shareholders

On March 17, 2025, Icon Energy Corp. (the “Company”) held its 2025 Annual Meeting of Shareholders (the “Annual Meeting”). At the Annual Meeting, the following three proposals, which are set forth in more detail in the Company’s Notice of Annual Meeting of Shareholders and Proxy Statement mailed to shareholders on or about February 28, 2025, were approved and adopted:

1.	the election of Spiros Vellas as a Class I Director to serve until the Company’s 2028 Annual Meeting of Shareholders;

2.	the ratification of Ernst & Young (Hellas) Certified Auditors Accountants S.A. as the Company’s independent auditors for the fiscal year ending December 31, 2025; and

3.
the authorization for the Company’s board of directors (the “Board”) to have the discretion to implement one or more reverse stock splits of the Company’s issued common shares, at one or more ratios within the range approved by the shareholders of the Company, which, in the aggregate, shall not exceed one-for-500, by filing one or more amendments to the Company’s Amended and Restated Articles of Incorporation with the Registrar of Corporations of the Republic of the Marshall Islands (“Proposal Three”).

Proposal Three does not obligate the Company to conduct a reverse stock split. Proposal Three gives the Board the necessary flexibility to effect one or more reverse stock splits upon its determination that doing so is in the best interest of the Company and its shareholders, including as a means to maintain the Company’s listing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ICON ENERGY CORP.

	By:	/s/ Dennis Psachos
	Name:	Dennis Psachos
	Title:	Chief Financial Officer

Date: March 18, 2025